Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

March 26, 2025

+1 345 814 7786

cora.miller@conyers.com

Pinnacle Food Group Limited

Cricket Square

Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Pinnacle Food Group Limited (the “Company”)

We have acted as special legal counsel as to Cayman Islands law to the Company in connection with the Company's Registration Statement on Form F-1, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the "SEC") on 23 August 2024 under the United States Securities Act of 1933, as amended (the "Securities Act") (including its exhibits, the "Registration Statement") and the prospectus contained therein (the “Prospectus”) in connection with the initial public offering of up to 2,070,000 Class A Common Shares of a par value of US$0.00005 per share (each a “Class A Common Share”) (including 270,000 Class A Common Shares if the Underwriters’ (as defined below) over-allotment option is exercised in full), pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company and Craft Capital Management LLC (the “Underwriter”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

1.1	the Registration Statement;

1.2	the Prospectus;

1.3	the form of Underwriting Agreement, pursuant to which the Company has agreed to issue warrants to purchase up to 124,200 Class A Common Shares (including 16,200 Class A Common Shares if the Underwriters’ over-allotment option is exercised in full), each warrant exerciseable to purchase one Class A Common Share at a per-share price of 125% of the price that the Class A Common Shares are offered pursuant to the initial public offering subject to adjustment in accordance with the Underwriting Agreement and the Warrant Document (defined below) (“Representative Warrants”);

1.4	the form of Representative Warrants (the “Warrant Document”);

1.5	the certificate of incorporation dated 16 November 2023 and the amended and restated memorandum and articles of association of the Company dated 28 November 2024 (the “Constitutional Documents”);

1.6	the unanimous written resolutions of the directors of the Company dated March 25, 2025 (collectively, the “Resolutions”);

1.7	a certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A);

1.8	a Certificate of Good Standing dated March 18, 2025 (the “Certificate of Good Standing”) issued by the Registrar of Companies in the Cayman Islands in relation to the Company; and

1.9	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items 1.1 to 1.4 above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	the accuracy and completeness of all factual representations made in the Transaction Documents and the other documents reviewed by us;

2.3	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention;

2.4	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the SEC;

2.5	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion;

2.6	the legality, validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Transaction Documents in accordance with their respective terms;

2.7	the validity and binding effect under the Foreign Laws of the submission by the Company to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan (collectively, the "Foreign Courts"), as applicable, pursuant to the Transaction Documents;

2.8	the capacity, power and authority of each of the parties to the Underwriting Agreement and the Warrant Document, other than the Company, to enter into and perform their respective obligations under the Underwriting Agreement and the Warrant Document;

2.9	the due execution and delivery of the Underwriting Agreement and the Warrant Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.10	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.11	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.12	that none of the parties to the Underwriting Agreement has carried on or will carry on activities, other than the performance of its respective obligations under the Underwriting Agreement, which would constitute the carrying on of investment business in or from within the Cayman Islands and that none of the parties to the Underwriting Agreement, other than the Company, will perform its obligations under the Underwriting Agreement in or from within the Cayman Islands;

2.13	there are no records of the Company, agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

2.14	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.15	that upon issue of any Class A Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.16	that the Class A Common Shares shall be duly registered in the Company’s register of members;

2.17	that the Company will issue the Class A Common Shares in furtherance of its objects as set out in its Constitutional Documents

2.18	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.19	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.20	the offering of the Class A Common Shares and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Capital Market and at the time of the issue or transfer of any Class A Common Shares, the Class A Common Shares will be listed on the Nasdaq Capital Market.

3.	QUALIFICATIONS

3.1	When used herein, the term "non-assessable" means that no further sums are required to be paid by the holder of Class A Common Shares in connection with the issue thereof.

3.2	The term “enforceable” as used in this opinion letter means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of those documents. In particular, the obligations of the Company under the documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

3.3	We express no opinion as to the enforceability of any provision of the Underwriting Agreement which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. We express no view as to the commercial terms of the Underwriting Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

3.4	The opinions in this opinion letter are strictly limited to the matters contained in the opinions section below and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Underwriting Agreement (other than the Warrant Document) and express no opinion or observation upon the terms of any such documents.

3.5	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Common Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.6	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

3.7	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.8	This opinion is issued solely for the purposes of the filing of the Registration Statement and the registration of the Class A Common Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When issued and paid for in accordance with the terms of the offering described in the applicable Transaction Documents and recorded in the register of members of the Company, the Class A Common Shares will be validly issued, fully paid and non-assessable.

4.3	When issued and paid for in accordance with the terms of the offering described in the applicable Transaction Documents, the Representative Warrants will constitute valid and binding obligations of the Company in accordance with the terms thereof.

4.4	The statements under the caption “Taxation — Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” and elsewhere in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman LLP

Appendix A – Director’s Certificate

Pinnacle Food Group Limited

Cricket Square, Hutchins Drive, PO Box 2681

Grand Cayman

KY1-1111

Cayman Islands

To:	Conyers Dill & Pearman LLP

SIX, 2nd Floor, Cricket Square

PO Box 2681, Grand Cayman

KY1-1111

Cayman Islands

26 March 2026

Pinnacle Food Group Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Constitutional Documents remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Constitutional Documents (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Company has, and will have at the time of the issue of the Class A Common Shares sufficient authorised but unissued share capital to be able to issue such Class A Common Shares.

4	The shareholders of the Company (the "Shareholders") have not restricted or limited the powers of the directors of the Company in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents to which the Company is party and any documents in connection therewith.

5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Constitutional Documents) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

6	Prior to, at the time of, and immediately following the execution of the Transaction Documents to which the Company is party, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into such Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

7	Each director of the Company considers the transactions contemplated by the Transaction Documents to which the Company is party to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) of the Cayman Islands.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

10	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

11	The Documents have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

12	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Common Shares.

13	The Class A Common Shares to be issued pursuant to the Transaction Documents have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).

14	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Li Xia Du

Name:	Li Xia Du

Title:	Director